EXHIBIT 99.1

                       PRESS RELEASE DATED MARCH 14, 2006





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                  PATCH ANNOUNCES 2.5 FOR 1 FORWARD STOCK SPLIT

VANCOUVER, B.C., MARCH 14, 2006 /PRNEWSWIRE-FIRSTCALL, PATCH INTERNATIONAL INC. ("PTII") ("COMPANY") (PTII: OTCBB) today announced that the Board of Directors of the Company have approved a 2.5 for 1 forward split of the Company's common stock to shareholders of record as at March 24, 2006. The split is to be payable upon surrender of certificates.

"This forward stock split is intended to enhance trading liquidity and broaden share ownership", said Patch CEO David Stadnyk.

 ABOUT PATCH INTERNATIONAL

PTII is a junior oil and gas producer that currently earns oil revenue from farm-in interests in 20 oil wells. PTII has drill programs planned on five properties in Alberta, Canada for this year. In addition PTII recently acquired a property interest in the heart of the Alberta Oil Sands, on which it will begin a work program in 2006. PTII has a strong cash position as a result of being substantially underway in its program to sell its share investment in Pharmaxis Ltd, an Australian listed company with American Depository Receipts that trade on NASDAQ. PTII has declared a dividend, whereby shareholders of record as at July 30, 2004, will receive on a pro-rata basis 50% of the net proceeds after all taxes and related costs of the sale of the Company's Pharmaxis investment. The distribution will take place after the Company has completed the final sale of its Pharmaxis shares and is subject to the Company receiving all the required regulatory approvals.

For further information visit our corporate website at www.patchinternational.com.

If you are not currently on the PTII updates list, please send in your email to info@patchinternational.com or call 888-864-7372 with the best way to keep you informed. We will send out regular updates and news releases to everyone who asks to be on the list.

Contact:

Investor Relations
Tel: 888-864-7372
Fax: 604-688-5390
Email: info@patchinternational.com


CEOcast
Mr. Ken Sgro
Tel: 212-732-4300 Ext. 12
Email: kensgro@ceocast.com


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The foregoing communication contains forward-looking statements. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by Patch International Inc. may differ materially from these statements due to a number of factors. Patch International Inc. assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before you make investment decision.